Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2010 relating to the financial statements of Mass Hysteria Entertainment Company, Inc. which appear in the Annual Report on Form 10-K of Mass Hysteria Entertainment Company, Inc. for the year ended November 30, 2009.

/s/ dbbmckennon
dbbmckennon
Newport Beach, California

Dated: February 18, 2011